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                                                                   Exhibit 23.4

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the joint registration statement (Form S-3 No. 333- -) and related prospectus of Calpine Corporation, Calpine Canada
Energy Finance ULC, Calpine Canada Energy Finance II ULC, Calpine Capital Trust IV and Calpine Capital Trust V of our report dated February 16, 2001, with respect to the consolidated financial statements of Encal Energy Ltd. included in the Current Report on Form 8-K of Calpine Corporation dated September 10, 2001, filed with the Securities and Exchange Commission in the United States.


/s/ Ernst & Young LLP


Calgary, Alberta
January 17, 2002